June 29, 1995

Phillip Frost, M.D.
Chairman of the Board,
Chief Executive Officer and President
IVAX Corporation
8800 N.W. 36th Street
Miami, Florida  33178

     RE:  REGISTRATION STATEMENT ON FORM S-4
          OF IVAX CORPORATION
          10,000,000 SHARES OF COMMON STOCK

Dear Dr. Frost:

     As counsel to IVAX Corporation, a Florida corporation (the "Corporation"), we have examined the Articles of Incorporation and Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the Corporation's Registration Statement on Form S-4, filed with the Securities and Exchange Commission under the Securities Act of 1933, on June 29, 1995, relating to 10,000,000 shares of the Corporation's common stock, par value $.10 per share (the "Common Stock"), to be issued by the Corporation in connection with future acquisitions of other businesses and properties ("Acquisitions").

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the issuance and delivery of the Common Stock by the Corporation in the future in connection with Acquisitions will, upon payment of

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adequate consideration thereof to the Corporation in accordance with the terms of such Acquisitions, be legally issued, fully paid and non-assessable.

                               Very truly yours,

                               STEARNS WEAVER MILLER WEISSLER
                               ALHADEFF & SITTERSON, P.A.